Exhibit 10.11

Distributorship Agreement-Exclusive Appointment

AGREEMENT made July 30, 2008, Between Net 2000 Inc. a Limited Liability Corporation with its principal place of business at 105F Stonebrook Place, Jackson Tennessee, 38305, (the “Provider”), and South Shore Resources Inc. a U.S. Public Company with its principal place of business at Times Square, PO BOX 663, Providenciales, Turks and Caicos Islands, B.W.I. (the “Distributor”).

RECITALS

The Provider is the Author of a Publication Guide on how to Source and Build your own Hydrogen on demand Generator.

It is the desire of the Provider to establish South Shore Resources Inc. as the Exclusive Distributor for its present and future products in the territory described below, upon the term hereinafter set forth.

It is therefore agreed:

1.Territory.

The Provider hereby grants to the Distributor the exclusive right to market and sell its products exclusively in all countries world wide.

2. Terms. The term of this agreement shall be for a period of ten years with an additional option to renew for two additional 10 year terms from the date hereof, but subject to the following:

Deficiency

(a) If the Distributor does not sell a minimum of 1000 copies of the E Manual (Do It Yourself Book) within 18 months of the commencement date of this agreement the Provider may terminate this agreement upon 30 days' written notice to the Distributor.

(b) If the Distributor becomes bankrupt or insolvent, the Provider may, upon 30 days written notice to the Distributor, terminate this agreement without prejudice to the collection of any monies then due and owing to the Provider.

3. Price. The Distributor and the Provider will agree to set the pricing on all products for six months in advance and if there are to be any changes to the pricing both the distributor and Provider will agree to such pricing 30 days in advance of any such change. Distribution of funds shall be 75% to the Distributor and 25% to the Provider Net of all costs.

4. Delivery. The Provider shall deliver to the Distributor an Electronic Formatted copy of the E Manual to be posted on the Distributors web site. This electronic manual will be made available for purchase through the Distributors web site or its designate web sites. The Provider shall not be liable for any failure to deliver the E Manual from the Distributors web site or designate sites.

Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Evidence of signature of this Agreement may be provided by facsimile transmission.

Authority to Sign as Sole Signatory

In the event that any signatory to this Agreement is signing this Agreement as sole signatory on behalf of a corporation, that signatory represents that he has the authority to sign this Agreement as sole signing authority on behalf of that corporation.

This Agreement shall enure to the benefit of and be binding on the parties hereto, together with their respective heirs, executors, administrators, legal representatives, successors and assignees.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the 30th day of July, 2008.

This Agreement shall be deemed void if not executed by July 31st 2008.

Net 2000 Inc.LLC.	SOUTH SHORE RESOURCES INC.

Per: ANDY POPE	Per:	RICHARD L. WACHTER

Contact Information

Net 2000 Inc LLC.		South Shore Resources Inc.

105F Stonebrook Place		Times Square

Jackson Tennessee, U.S.A.		PO BOX 663, Providenciales

38305		Turks and Caicos Islands, B.W.I.